5333 Westheimer, Suite 600 Houston, Texas 77056

Company Contact: Jon C. Biro Phone: 713-351-4100 Fax: 713-335-2222 www.icopolymers.com

ICO, Inc. reports record Income from Continuing Operations
in the Fiscal 2006 first quarter of $3.1 million or
$.12 per share ($.11 per share-diluted)

HOUSTON, TEXAS, February 8, 2006 - ICO, Inc. (NASDAQ: ICOC), global producer of custom polymer powders and plastic film concentrates, today announced its first quarter results for the quarter ended December 31, 2005. Highlights included:

Unaudited Summary
Financial Information
($ in millions, except per share data)

	Quarter Ended			Quarter Ended
	December 31,			September 30,
	2005	2004	Change	2005	Change

Revenues	$75.1	$71.4	$3.7	$71.3	$3.8
Gross profit	15.6	13.5	2.1	13.3	2.3
Gross margin	20.8%	18.9%	1.9%	18.6%	2.2%
Operating income	5.0	2.2	2.8	2.5	2.5

Net income from continuing operations	3.1	1.4	1.7	2.6	.5

Basic income from continuing operations per share	$.12	$.06	$.06	$.10	$.02

Diluted income from continuing operations per share	$.11	$.05	$.06	$.09	$.02

Stock option expense included in operating income	$.3	$.2	$.1	$ −	$.3

Year-Over-Year Quarterly Comparison

Led by a 7% increase in sales and service volumes, revenues increased $3.7 million, or 5% to $75.1 million during the first quarter of fiscal year 2006, compared to the same quarter last year. Gross profit improved $2.1 million or 15% to $15.6 million as a result of the higher volumes and improved pricing relative to raw material costs. The improvements were most significant within the Company’s Bayshore Industrial and ICO Polymers North America business units. Selling, general and administrative expenses declined $.3 million primarily due to lower compensation costs realized through headcount reductions in the prior year and weaker foreign currencies relative to the U.S. Dollar.

Operating income increased 128%, or $2.8 million, to $5.0 million due to the improvement in gross profit and lower SG&A and depreciation expense. Income from continuing operations was $3.1 million, or $.12 per share ($.11 per fully diluted share - for details of this calculation, see Note 3 to Form 10-Q for the quarter ended December 31, 2005 to be filed on February 9, 2006).

Sequential Quarter Comparison

Revenues improved $3.8 million or 5% during the quarter ended December 31, 2005, compared to the quarter ended September 30, 2005, due to higher selling prices, offset by changes in product mix and the impact of weaker foreign currencies relative to the U.S. Dollar. Gross profit increased $2.3 million or 17% primarily as a result of improved pricing relative to raw material costs. SG&A expense declined $.2 million or 2% to $8.7 million compared to the fourth quarter of fiscal year 2005 due to lower severance expenses and accounting fees, offset by higher stock option compensation expense. Operating income improved just under 100% or $2.5 million to $5.0 million. Operating income improved sequentially for all of the Company’s business units with Bayshore Industrial, ICO Polymers Europe, and ICO Polymers North America improving the most. Income from continuing operations before income taxes was $4.6 million, an increase of $2.8 million or 159%. Income tax expense increased from a benefit in the fourth quarter due to higher utilization of deferred tax assets and related reversal of valuation allowances in the fourth quarter of fiscal 2005. Income from continuing operations increased $.5 million or 20% to $3.1 million or $.12 per common share ($.11 per fully diluted share).

The Company’s President and CEO, Mr. A. John Knapp, Jr., stated, “We did a great job of managing our inventory purchases and adjusting our selling prices as resin prices moved in the first quarter. Customer demand was extremely strong for our Bayshore Industrial operation and, as a result, this operation reported very strong results. Sales in Europe slowed during December due to falling resin prices and the holiday period; however, our margins in Europe improved during the first quarter due to excellent management of our inventory positions and our selling prices. We expect second quarter operating income, excluding charges, to exceed the operating income of the same quarter in fiscal year 2005.”

On December 31, 2005, the Company had $1.4 million in cash on hand, $32.9 million in debt, and $32.1 million of available borrowing capacity under committed credit facilities. During December, the Company repaid the remaining $3.0 million of the 10 ⅜% Senior Notes.

Preferred Dividend

The Company’s Board of Directors has determined not to declare any dividend on its depositary shares, each representing ¼ of a share of its $6.75 convertible exchangeable preferred stock, for the quarter ending on March 31, 2006.

Conference Call on the Web

A live Internet broadcast of ICO, Inc.’s conference call regarding fiscal 2006 first quarter results can be accessed at 9:00 a.m. Central Standard Time on Thursday, February 9, 2006 at www.firstcallevents.com, where the webcast replay will be archived. (Minimum requirements to listen to the broadcast are: The Windows Media Player software, downloadable free from http://www.microsoft.com/windows/windowsmedia/player/download/ download.aspx and at least a 28.8Kbps connection to the Internet.)

Investors are invited to participate in the conference by dialing 719-457-2684, passcode 7164037.

About ICO, Inc.

With 18 locations in 9 countries, ICO Polymers produces custom polymer powders for rotational molding and other polymers segments, including textiles, metal coatings and masterbatch. ICO remains an industry leader in size reduction, compounding and other tolling services for plastic and non-plastic materials. ICO's Bayshore Industrial subsidiary produces specialty compounds, concentrates and additives primarily for the plastic film industry.

This press release contains forward-looking statements, which are not statements of historical facts and involve certain risks, uncertainties and assumptions. These include, but are not limited to, restrictions imposed by the Company’s outstanding indebtedness, changes in the cost and availability of polymers, demand for the Company's services and products, business cycles and other industry conditions, the Company’s lack of asset diversification, international risks, operational risks, and other factors detailed in the Company's form 10-K for the fiscal year ended September 30, 2005 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

ICO, Inc.
Consolidated Statement of Operations
(Unaudited and in thousands, except per share data and percentages)

	Three Months Ended
	December 31,		September 30,
	2005	2004	2005

Product Sales	$ 67,675	$ 62,241	$ 63,764
Toll Services	7,438	9,189	7,515
Total Revenues	75,113	71,430	71,279
Cost of sales and services	59,517	57,909	58,001
Gross Profit	15,596	13,521	13,278
Selling, general and administrative expense	8,663	8,963	8,832
Depreciation and amortization	1,802	2,036	1,786
Impairment, restructuring and other costs	118	321	145
Operating income	5,013	2,201	2,515
Other income (expense):
Interest expense, net	(534)	(686)	(628)
Other income (expense)	78	141	(128)
Income from continuing operations before income taxes	4,557	1,656	1,759
Provision (benefit) for income taxes	1,462	266	(812)
Income from continuing operations	3,095	1,390	2,571
Loss from discontinued operations, net of benefit for
income taxes of $(18), $(96) and $(62), respectively	(33)	(177)	(114)
Net income	$ 3,062	$ 1,213	$ 2,457

Basic income from continuing operations	$ 0.12	$ 0.06	$ 0.10
Basic net income per common share	$ 0.12	$ 0.05	$ 0.10

Diluted income from continuing operations	$ 0.11	$ 0.05	$ 0.09
Diluted net income per common share	$ 0.10	$ 0.04	$ 0.08

Gross Margin	20.8%	18.9%	18.6%

ICO, Inc.
Consolidated Balance Sheet
(Unaudited and in thousands, except share data and ratios)

	December 31,	September 30,
	2005	2005
ASSETS
Current assets:
Cash and cash equivalents	$ 1,422	$ 3,234
Trade receivables	56,709	57,132
Inventories	34,437	35,006
Deferred income taxes	2,456	2,579
Prepaid and other current assets	4,927	5,542
Total current assets	99,951	103,493

Property, plant and equipment, net	48,256	49,274
Goodwill	8,775	8,831
Other assets	2,544	2,657
Total assets	$ 159,526	$ 164,255

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short term borrowings under credit facilities	$ 12,638	$ 8,989
Current portion of long-term debt	5,204	5,657
Accounts payable	25,838	31,387
Accrued salaries and wages	3,912	4,181
Other current liabilities	11,271	11,897
Total current liabilities	58,863	62,111

Deferred income taxes	4,102	4,383
Other long-term liabilities	1,701	1,678
Long-term debt, net of current portion	15,013	18,993
Total liabilities	79,679	87,165

Commitments and contingencies	-	-
Stockholders' equity:
Convertible preferred stock, without par value- 345,000 shares authorized; 322,500 shares issued and outstanding with
a liquidation preference of $38,778 and $38,234, respectively	13	13
Undesignated preferred stock, without par value-
105,000 shares authorized; No shares issued and outstanding	-	-
Common stock, without par value- 50,000,000 shares
authorized; 25,643,209 and 25,544,997 shares issued
and outstanding, respectively	44,544	44,265
Additional paid-in capital	104,407	104,134
Accumulated other comprehensive loss	(2,102)	(1,245)
Accumulated deficit	(67,015)	(70,077)
Total stockholders' equity	79,847	77,090
Total liabilities and stockholders' equity	$ 159,526	$ 164,255

OTHER BALANCE SHEET DATA
Working capital	$ 41,088	$ 41,382
Current ratio	1.7	1.7
Total debt	$ 32,855	$ 33,639
Debt-to-capitalization	29.2%	30.4%

ICO, Inc.
Supplemental Segment Information
(Unaudited and in thousands, except percentages)

Revenues:
Three Months Ended December 31:	2005	% of Total	2004	% of Total	Change	%
ICO Europe	$ 27,542	37%	$ 30,769	43%	$ (3,227)	(10%)
ICO Courtenay - Australasia	12,714	17%	10,740	15%	1,974	18%
ICO Polymers North America	9,999	13%	8,824	12%	1,175	13%
ICO Brazil	2,157	3%	2,237	4%	(80)	(4%)
Total ICO Polymers	52,412	70%	52,570	74%	(158)	0%
Bayshore Industrial	22,701	30%	18,860	26%	3,841	20%
Consolidated	$ 75,113	100%	$ 71,430	100%	$ 3,683	5%

Operating income (loss)
Three Months Ended December 31:	2005	2004	Change
ICO Europe	$ 1,299	$ 1,269	$ 30
ICO Courtenay - Australasia	1,055	935	120
ICO Polymers North America	694	(123)	817
ICO Brazil	(137)	(28)	(109)
Total ICO Polymers	2,911	2,053	858
Bayshore Industrial	3,748	2,118	1,630
Total Operations	6,659	4,171	2,488
General Corporate Expense*	(1,646)	(1,970)	324
Consolidated	$ 5,013	$ 2,201	$ 2,812
* General corporate expense includes stock option compensation expense of $283 and $207 for the three months ended December 31, 2005 and 2004, respectively.

Operating income (loss) as a percentage of revenues	Three Months Ended
	December 31,
			Increase/
	2005	2004	(Decrease)
ICO Europe	5%	4%	1%
ICO Courtenay - Australasia	8%	9%	(1%)
ICO Polymers North America	7%	(1%)	8%
ICO Brazil	(6%)	(1%)	(5%)
Total ICO Polymers	6%	4%	2%
Bayshore Industrial	17%	11%	6%
Consolidated	7%	3%	4%

Revenues	Three Months Ended
	December 31,		September 30,
	2005	% of Total	2005	% of Total	Change	%
ICO Europe	$ 27,542	37%	$ 27,759	39%	$ (217)	(1%)
ICO Courtenay - Australasia	12,714	17%	13,106	19%	(392)	(3%)
ICO Polymers North America	9,999	13%	10,220	14%	(221)	(2%)
ICO Brazil	2,157	3%	2,266	3%	(109)	(5%)
Total ICO Polymers	52,412	70%	53,351	75%	(939)	(2%)
Bayshore Industrial	22,701	30%	17,928	25%	4,773	27%
Consolidated	$ 75,113	100%	$ 71,279	100%	$ 3,834	5%

Operating income (loss)	Three Months Ended
	December 31,	September 30,
	2005	2005	Change
ICO Europe	$ 1,299	$ 641	$ 658
ICO Courtenay - Australasia	1,055	1,033	22
ICO Polymers North America	694	257	437
ICO Brazil	(137)	(184)	47
Total ICO Polymers	2,911	1,747	1,164
Bayshore Industrial	3,748	2,504	1,244
Total Operations	6,659	4,251	2,408
General Corporate Expense*	(1,646)	(1,736)	90
Consolidated	$ 5,013	$ 2,515	$ 2,498
* General corporate expense includes stock option compensation expense of $283 and $33 for the three months ended December 31, 2005 and September 30, 2005, respectively.

Operating income (loss) as a percentage of revenues	Three Months Ended
	December 31,	September 30,	Increase
	2005	2005
ICO Europe	5%	2%	3%
ICO Courtenay - Australasia	8%	8%	0%
ICO Polymers North America	7%	3%	4%
ICO Brazil	(6%)	(8%)	2%
Total ICO Polymers	6%	3%	3%
Bayshore Industrial	17%	14%	3%
Consolidated	7%	4%	3%